EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------


   POKER.COM INC. ANNOUNCES LAUNCH DATE OF SKILLPOKER, RESULTS OF AGM INCLUDING
                       NAME CHANGE APPROVAL TO LEGALPLAY.


Vancouver, Canada, September 10, 2003 - Poker.com Inc. (OTCBB: PKER) announced that at the Annual General Meeting held yesterday, management's proposed resolutions were passed, and the incumbent Directors were re-elected to serve the Company until the conclusion of the next Annual General Meeting.

The resolutions passed included the special resolution authorizing changing of the Company's name from Poker.com Inc. to LegalPlay Inc. or such other name as approved by local authorities. Management will in due course announce the effective date of the change as well as particulars regarding the new post name change CUSIP number for the Company's common shares and post name change trading symbol. There will be no change in structure to the Company's common shares.

The Company also announced its wholly owned subsidiary SkillPoker.com Inc. will be launching the SkillPoker system on Wednesday September 17, 2003 at 12:00 PM EST to the general public. The launch will coincide with a promotion which will allow players to win cash prizes without paying a tournament fee. Both multilevel knock out style tournaments and fixed hand tournaments will be available to players incorporating the patent pending SkillPoker system. The software download and other information relating to the launch of SkillPoker will  be  available  at  www.SkillPoker.com.
                         ------------------

About  SkillPoker

Poker.com plans to use the Skill Poker concept enabling the operation of its own skill based online poker card rooms marketing directly to players in the United States, Canada and worldwide. Poker.com Inc.'s poker card room will be the only legal online system of gaming with all operations including the game servers located on North American soil. The Company owns Skill Poker.com Inc., a wholly owned subsidiary registered in the State of Washington for the purpose of developing and operating the Skill Poker concept and will be launching a real money version of Skill Poker.

On behalf of the Board of Directors,

Mr.  Mark  Glusing
President

This press release may contain certain forward-looking information and statements concerning the company's operations, performance and financial condition, including, in particular; the ability of the company to develop the software technology in connection with the provisional patent; competition from other gaming companies to develop and market skill based gaming in North America; the ability of the company to successfully market online gaming sites that are for skill based gaming. These statements are based upon a number of uncertainties and contingencies, many of which are beyond the control of the company. Actual results may differ materially from those expressed or implied by such forward-looking statements. This document is not intended to be and is not an advertisement for any securities of the company.


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For further information please contact:

Poker.com Inc.
Investor Relations
630 - 1188 West Georgia Street
Vancouver,  B.C.
Canada,  V6E 4A2

Tel:  (604) 689-5998
Fax:  (604) 689-8988
Email: Info@skillpoker.com
Url:    www.skillpoker.com


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